Exhibit 10.1

EXECUTIVE RESIGNATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1.     Jimmie E. Stephens (“Executive”) was employed by Adobe Systems Incorporated (the “Company”) on or about February 5, 1990.  Executive has now decided to resign from his employment with the Company.  It is the Company’s desire to provide Executive with certain benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Executive has or may have against the Company.  Accordingly, Executive and the Company agree as set forth below.  This Agreement shall be effective on the eighth day after it is signed by Executive, but only if Executive has not previously revoked his acceptance of this Agreement.

2.     Executive hereby resigns voluntarily from any positions that he holds as an officer of the Company and/or any of its subsidiaries, effective as of March 31, 2005 (the “Resignation Date”). Executive and the Company agree that his employment with the Company and any of its subsidiaries will terminate effective as of November 30, 2005 (the “Termination Date”). During the period between the Resignation Date and the Termination Date: (a) Executive will provide transition assistance as requested by the Company, and will take all available paid time off, including his sabbatical, in accordance with the Company’s paid time off policies; and (b) the Company will continue to provide Executive with the same base salary and employee benefits that he was receiving immediately prior to the Resignation Date.

3.     In addition, the Company shall provide Executive with the following benefits:

(a)                                  a lump sum severance payment of $714,000, less applicable withholding;

(b)                                 in the event that Executive elects to obtain continued group health insurance coverage for himself and his eligible dependents in accordance with federal law (COBRA) following the Termination Date, the Company will pay for the premiums for such coverage through the earlier of November 30, 2006 or the date on which Executive first becomes eligible for other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA;

(c)                                  the Company hereby assigns to Executive all right, title and interest in and to the laptop computer that was provided to Executive by the Company, and the Company also assigns to Executive any Adobe software that is on the computer; by signing this Agreement, Executive agrees that his use of such software shall be solely in accordance with the terms of the Company’s end user license agreements that apply to such software, which license agreements are hereby incorporated by reference into this Agreement; Executive must remove all non-Adobe software and all Adobe confidential or proprietary information, including all financial information, from the computer on or before the Termination Date;

(d)                                 the Company agrees that it will not contest any claim for unemployment benefits that may be filed by Executive after the Termination Date; and

(e)                                  payment for 2005 profit sharing and Annual Incentive Plan earned by Executive, if any, through the Termination Date, per the terms of all plan documents (AIP terms as applied to the SVP WW Sales and Field Ops).

Executive acknowledges that as of the Termination Date he has been paid all wages and accrued, unused PTO that Executive earned during his employment with the Company. Executive will be reimbursed by the Company for any reasonable business expenses incurred by Executive in the course of his employment with the Company, pursuant to the Company’s applicable business expense reimbursement policies. Executive’s rights with respect to any equity awards (such as stock options) shall be determined in accordance with the terms of the applicable equity award plans and/or agreements, which are not modified in any way by this Agreement.  Executive understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.  Company shall provide the severance payment in paragraph 3(a) to Executive within 15 days of the date this Agreement is re-signed by Executive on or after the Termination Date, provided Executive does not revoke the Agreement prior to the eighth day after re-signing.

4.     Executive and his successors release the Company and its shareholders, investors, officers, directors, employees, agents, attorneys, insurers, legal successors, and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time, had or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act or any other applicable law.  As additional consideration for the severance benefits described in paragraph 3, Executive agrees that he will reaffirm this release of claims by re-signing this Agreement in the space provided at the end of the Agreement on or after the Termination Date; until the eighth day after Executive so reaffirms this release of claims without revoking it, he shall not be entitled to any of the severance benefits described in paragraph 3.

5.               Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 or any similar provision of the laws of any other jurisdiction to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

6.     Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement that Executive signed in connection with his employment by the Company, which agreement is incorporated herein by reference.  Executive acknowledges and agrees that due to the unique nature of the Company’s confidential information, there will be no adequate remedy at law for any breach of Executive’s obligations.  Executive further acknowledges that any such breach will result in irreparable harm to the Company and, therefore, that upon any such breach or any threat thereof, the Company shall be entitled to immediate equitable relief, including but not limited to injunction, in addition to whatever remedies the Company may have at law.

7.     Executive agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law, unless the Company has previously publicly disclosed such terms.

8.     Executive further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.  Employee further agrees that Employee agrees that for a period of twenty-four months after the Termination Date, he shall not, either directly or indirectly, solicit or encourage any employee of the Company or any affiliate of the Company to terminate his or her employment with the Company or its affiliate.

9.     Executive agrees that in the event of his breach of any of the provisions of paragraphs 8 or 11, it will be impractical and extremely difficult to determine the actual damages suffered by the Company as a result of that breach. Accordingly, Executive agrees that if he breaches any provision of paragraphs 8 or 11, he shall repay the Company 30% of the net sum (that is, after deducting all taxes and other withholdings) that he receives pursuant to paragraph 3(a) as liquidated damages.

10.   Company agrees that it will not, at any time in the future, make any critical or disparaging statements about Executive, unless such statements are made truthfully in response to a subpoena or other legal process.

11.   Following the Termination Date, Executive agrees to provide reasonable assistance to the Company in connection with any litigation to which the Company is or may become a party and with respect to which Executive possesses any relevant knowledge or expertise. Executive’s assistance will be provided at mutually convenient times, and the Company will reimburse Executive for any reasonable expenses incurred by him in providing such assistance.

12.   In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

13.   In response to inquiries from prospective employers regarding Executive, the Company will provide no information other than Executive’s dates of employment and positions held with the Company.

14.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE MAY CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EXECUTIVEACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPHS 2 AND 3.

Effective:	April 15	, 2005	/s/ Jimmie E. Stephens
Jimmie E. Stephens

Effective:	April 15	, 2005	ADOBE SYSTEMS INCORPORATED

			By:	/s/ Theresa Townsley

By re-signing this Agreement on or after the Termination Date, I hereby reaffirm the release of all known and unknown claims set forth in paragraphs 4 and 5 above.  I understand that I may revoke this Agreement at any time during the 7 days after I re-sign it.

Effective:	, 2005
Jimmie E. Stephens